EXHIBIT 3.1.2

                               ARTICLES OF MERGER
                                       OF
           TRAVEL SERVICES INTERNATIONAL, INC., A DELAWARE CORPORATION
                                      INTO
               TRAVEL SERVICES GROUP, INC., A FLORIDA CORPORATION

         Pursuant to the provisions of Section 607.1101 and Section 607.1105 of the Florida Business Corporation Act, TRAVEL SERVICES INTERNATIONAL, INC., a Delaware corporation ("Travel"), and TRAVEL SERVICES GROUP, INC., a Florida corporation ("Acquisition"), hereby adopt the following Articles of Merger for the purpose of merging Travel with and into Acquisition (the "Merger").

         FIRST: The plan of merger, pursuant to Section 607.1101 of the Florida Business Corporation Act ("the "FBCA"), is as set forth in these Articles of Merger, including Exhibits A and B hereto (the "Plan of Merger").

         SECOND: The Merger shall not be effective until 11:59 P.M. on Thursday, December 31, 1998 (the "Effective Time"). At the Effective Time, Travel shall be merged with and into Acquisition, with Acquisition being the surviving corporation of the Merger (the "Surviving Corporation") and the separate existence of Travel shall thereupon cease. The Merger shall have the effects set forth in Section 607.1106 and Section 607.1107 of the FBCA.

         THIRD: The Articles of Incorporation of Acquisition as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation; provided, however, that Article I of the Surviving Corporation's Articles of Incorporation is hereby amended and restated in its entirety, effective as of the Effective Time, to read as follows: "The name of the Corporation is Travel Services International, Inc. (hereinafter called the "Corporation")." Exhibit B hereto sets forth the names and addresses of the officers and directors of Travel, which persons shall become the officers and directors of the Surviving Corporation at the Effective Time in accordance with
Section 6 of the Agreement and Plan of Merger, attached as Exhibit A hereto.

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         FOURTH: The Plan of Merger was approved at a meeting of the shareholders of Travel held on July 28, 1998 by the affirmative vote of a majority of the outstanding shares of Travel common stock, and by written consent of the Board of Directors and sole shareholder of Acquisition dated as of October 22, 1998.

         IN WITNESS WHEREOF, each of Travel and Acquisition have caused these Articles of Merger to be signed in their respective corporate names and on their behalf by an authorized officer, on this 30th day of December, 1998.

                              TRAVEL SERVICES INTERNATIONAL, INC.

                              By:    /s/ JOSEPH V. VITTORIA
                                     -------------------------------------------
                                     Joseph V. Vittoria, Chief Executive Officer

                              TRAVEL SERVICES GROUP, INC.

                              By:     /s/ JOSEPH V. VITTORIA
                                     -------------------------------------------
                                     Joseph V. Vittoria, Chief Executive Officer

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